Contact:

Juan José Orellana

Investor Relations

562-435-3666, ext. 111143

MOLINA HEALTHCARE ISSUES GUIDANCE FOR ITS 2012 FISCAL YEAR

Long Beach, California (January 26, 2012) – Molina Healthcare, Inc. (NYSE:MOH) today announced its guidance for fiscal year 2012.

For the year ended December 31, 2012, the Company currently expects the financial results shown below (all amounts are approximate):

Premium Revenue	$5.9 billion
Service Revenue	$185 million
Investment Income	$6 million
Total Revenue	$6.1 billion
Medical Care Costs	$5.1 billion
Medical Care Ratio	86%
Service Costs	$158 million
Service Revenue Ratio	85%
G&A Expense	$476 million
G&A Ratio	7.8%
Premium Tax Expense	$169 million
Depreciation	$35 million
Amortization	$17 million
Interest Expense	$17 million
Income Before Tax	$137 million
Net Income	$85 million
Diluted EPS	$1.80
Weighted Average Diluted Shares Outstanding	47.3 million
EBITDA	$220 million
Effective Tax Rate	38%

The Company will host an Investor Day meeting in New York City on Thursday, January 26, 2012, from 12:30 p.m. to 4:30 p.m. Eastern Time. The Company’s conference presentation will include discussions by management of corporate strategy, market factors, and financial metrics, including a discussion of the Company’s 2012 guidance. A 30-day online replay of the Investor Day meeting will be available approximately one hour following the conclusion of the live webcast. A link to this webcast can be found on the Company’s website at www.molinahealthcare.com.

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Molina’s licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.7 million members, and the Company’s subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.

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MOH Issues Guidance for Its 2012 Fiscal Year

January 26, 2012

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the Company’s expected results for fiscal year 2012. All of our forward-looking statements are based on our current expectations and assumptions. Actual results could differ materially due to the unexpected failure of our assumptions or due to adverse developments related to numerous risk factors, including but not limited to the following:

•

uncertainty regarding the effect of our Washington health plan’s being named an “apparently successful bidder” by the Health Care Authority of Washington in that state’s recent managed care procurement;

•

significant budget pressures on state governments which cause them to lower rates unexpectedly or to rescind expected rate increases, or their failure to maintain existing benefit packages or membership eligibility thresholds or criteria;

•

uncertainties regarding the impact of the Patient Protection and Affordable Care Act, including its possible repeal, judicial overturning of the individual insurance mandate or Medicaid expansion, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures;

•	management of our medical costs, including costs associated with unexpectedly severe or widespread illnesses such as influenza, and rates of utilization that are consistent with our expectations;
•

the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states, and our ability to grow our revenues consistent with our expectations;

•	the accurate estimation of incurred but not reported medical costs across our health plans;
•	risks associated with the continued growth in new Medicaid and Medicare enrollees, and in dual eligible members;
•	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments;
•	the continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
•	the timing of receipt and recognition of revenue and the amortization of expense under the state contracts of Molina Medicaid Solutions in Maine and Idaho;
•	government audits and reviews;
•	changes with respect to our provider contracts and the loss of providers;
•

the establishment, interpretation, and implementation of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, administrative cost and profit ceilings, and profit sharing arrangements;

•	the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
•	the successful integration of our acquisitions;
•	approval by state regulators of dividends and distributions by our health plan subsidiaries;
•	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
•	high dollar claims related to catastrophic illness;
•	the favorable resolution of litigation, arbitration, or administrative proceedings, and the costs associated therewith;
•	restrictions and covenants in our credit facility;
•	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs, and the costs and fees associated therewith;
•	a state’s failure to renew its federal Medicaid waiver;
•	an inadvertent unauthorized disclosure of protected health information by us or our business associates;
•	changes generally affecting the managed care or Medicaid management information systems industries;
•	increases in government surcharges, taxes, and assessments;
•	changes in general economic conditions, including unemployment rates;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent our judgment as of January 26, 2012, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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